Exhibit 5.1

May 28, 2013

CVR Refining, LLC

Coffeyville Finance Inc.

c/o CVR Refining, LP

2277 Plaza Drive, Suite 500

Sugar Land, Texas 77479

Re:	Registration Statement on Form S-4 / $500,000,000 Aggregate Principal Amount
of 6.500% Senior Notes due 2022

Ladies and Gentlemen:

We have acted as special counsel to CVR Refining, LLC, a Delaware limited liability company, and Coffeyville Finance Inc., a Delaware corporation (the “Issuers”), and each of the guarantors listed on Schedule A hereto (the “Guarantors”) in connection with the Issuers’ offer to exchange up to $500,000,000 in aggregate principal amount of their new 6.500% Senior Notes due 2022 (the “Exchange Notes”), which are being registered under the Securities Act of 1933, as amended (the “Securities Act”), for a like principal amount of their 6.500% Senior Notes due 2022 that were issued on October 23, 2012 (the “Outstanding Notes” and, together with the Exchange Notes, the “Notes”) pursuant to the Registration Statement on Form S-4 filed with the Securities and Exchange Commission on May 28, 2013 (the “Registration Statement”). The Outstanding Notes were, and the Exchange Notes will be, issued pursuant to the Indenture dated as of October 23, 2012 as supplemented by the first supplemental indenture dated as of March 8, 2013 (collectively, the “Indenture”) among the Issuers, the Guarantors and Wells Fargo Bank, National Association, as trustee (the “Trustee”). Pursuant to the Indenture, the Outstanding Notes are, and the Exchange Notes will be, fully and unconditionally guaranteed, jointly and severally, on the terms and subject to the conditions set forth in the Indenture (the “Outstanding Note Guarantees” and the “Exchange Note Guarantees,” respectively).

All capitalized terms used herein that are defined in, or by reference in, the Indenture have the meanings assigned to such terms therein or by reference therein, unless otherwise defined herein.  With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

In connection with this opinion, we have (i) investigated such questions of law, (ii) examined originals or certified, conformed, facsimile, electronic, photostatic or reproduction copies of such agreements, instruments, documents and records of the Issuers and the Guarantors, such certificates of public officials and such other documents and (iii) received such information from officers and representatives of the Issuers, the Guarantors and others, in each case, as we have deemed necessary or appropriate for the purposes of this opinion.  We have examined, among other documents, the following:

(a)                                 the Indenture;

(b)                                 the Outstanding Notes and the Outstanding Note Guarantees; and

(c)                                  the forms of Exchange Notes and the Exchange Note Guarantees.

The documents referred to in items (a) through (c) above are collectively referred to as the “Documents.”

In all such examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to us as conformed, facsimile, electronic or reproduction copies.  As to various questions of fact relevant to the opinions expressed herein, we have relied upon, and assume the accuracy of, any representations and warranties contained in the Documents and certificates and oral or written statements and other information of or from public officials, officers or other appropriate representatives of the Issuers, the Guarantors and others and assume compliance on the part of all parties to the Documents with their covenants and agreements contained therein.

To the extent it may be relevant to the opinions expressed herein, we have assumed that (i) the Exchange Notes will be duly authenticated and delivered by the Trustee in accordance with the terms of the Indenture, against receipt of the Outstanding Notes surrendered in exchange therefor; (ii) all of the parties to the Documents (other than the Issuers and the Guarantors) are validly eisting and in good  standing under the laws of their respective jurisdictions of organization and have the power and authority to (a) execute and deliver the Documents, (b) perform their obligations thereunder and (c) consummate the transactions contemplated thereby; (iii) each of the Dcuments has been duly authorized, executed and delivered by all of the parties thereto (other than the Issuers and the Guarantors);  (iv) each of the Documents constitutes a valid and binding obligation of all of the parties thereto (other than as expressly addressed in the opinions below with respect to the Issuers and the Guarantors);  and (v) all of the parties to the Documents will comply with all laws applicable thereto.

Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1.                                      The Exchange Notes have been duly authorized by each of the Issuers and, when executed, issued and delivered by each of the Issuers in accordance with the terms of the Indenture in exchange for the Outstanding Notes in the manner contemplated by the Registration Statement, will constitute valid and binding obligations of each of the Issuers, enforceable against each of the Issuers in accordance with their terms.

2.                                      The Exchange Note Guarantees have been duly authorized by each of the Guarantors and, when the Exchange Notes have been duly executed, issued and delivered in accordance with the terms of the Indenture in exchange for the Outstanding Notes in the manner contemplated by the Registration Statement, will constitute a valid and binding obligation of each of the Guarantors, enforceable against each of the Guarantors in accordance with their terms.

The opinions set forth above are subject to the following qualifications:

(A)  Our opinions are subject to the following:

(i)                           bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer, fraudulent obligation or preferential transfer law and other laws (or related judicial doctrines) now or hereafter in effect relating to or affecting creditors’ rights or remedies generally; and

(ii)                        general principles of equity (including, without limitation, standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits as to the availability of equitable remedies) whether such principles are considered in a proceeding in equity or at law.

(B)  We express no opinion as to the validity, binding effect or enforceability of any provision of the Documents:

(i)                           relating to indemnification, contribution or exculpation;

(ii)                        (a) containing any purported waiver, release, variation, disclaimer, consent or other agreement of similar effect (all of the foregoing, collectively, a “Waiver”) by the Issuers or any Guarantor under any of such agreements or instruments to the extent limited by provisions of applicable law (including judicial decisions), or to the extent that such a Waiver applies to a right, claim, duty, defense or ground for discharge otherwise existing or occurring as a matter of law (including judicial decisions), except to the extent that such a Waiver is effective under, and is not prohibited by or void or invalid under, provisions of applicable law (including judicial decisions); or (b) with respect to any Waiver in the Exchange Note Guarantees insofar as it relates to causes or circumstances that would operate as a discharge or release of, or defense available to, the Guarantors thereunder as a matter of law (including judicial decisions), except to the extent such Waiver is effective under and is not prohibited by or void or invalid under applicable law (including judicial decisions);

(iii)                     related to (a) forum selection or submission to jurisdiction (including, without limitation, any waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum) to the extent that the validity, binding effect or enforceability of any provision is to be determined by any court other than a court of the State of New York, or (b) choice of governing law to the extent that the validity, binding effect or enforceability of any such provision is to be determined by any court other than a court of the State of New York or a federal district court sitting in the State of New York, in each case, applying the law and choice of law principles of the State of New York; and

(iv)                    specifying that provisions thereof may be waived only in writing, to the extent that an oral agreement or an implied agreement by trade practice or course of conduct has been created that modifies any provision of such agreement.

(C)  Provisions in the Exchange Note Guarantees and the Indenture that provide that the Guarantors’ liability thereunder shall not be affected by (i) actions or failures to act on the part of the recipient, the holders or the Trustee, (ii) amendments or waivers of provisions of documents governing the guaranteed obligations or (iii) other actions, events or circumstances that make more burdensome or otherwise change the obligations and liabilities of the Guarantors, might not be enforceable if such actions, failures to act, amendments or waivers so change, without the Guarantors’ consent, the essential nature of the terms and conditions of the guaranteed obligations that, in effect, a new contract has arisen between such recipient and the primary obligor on whose behalf the guarantee was issued.

The opinions expressed herein are limited to the laws of the State of New York and, to the extent relevant to the opinions expressed herein, the General Corporation Law of the State of Delaware, the Limited Liability Company Act of the State of Delaware and the Delaware Revised Uniform Limited Partnership Act, each as currently in effect, together with applicable provisions of the Constitution of Delaware and relevant decisional law, and no opinion is expressed with respect to any other laws or any effect that such other laws may have on the opinions expressed herein.

The opinions expressed herein are limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. This letter is given only as of the time of its delivery, and we undertake no responsibility to update or supplement this letter after its delivery.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus that is included in the Registration Statement. In giving this consent, we do not hereby admit that we are in the same category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/ s / Fried, Frank, Harris, Shriver & Jacobson LLP

FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP

SCHEDULE A

Guarantors

No.	Guarantor	Jurisdiction
1.	CVR Refining, LP	Delaware
2.	Coffeyville Resources Crude Transportation, LLC	Delaware
3.	Coffeyville Resources Pipeline, LLC	Delaware
4.	Coffeyville Resources Refining & Marketing, LLC	Delaware
5.	Coffeyville Resources Terminal, LLC	Delaware
6.	Wynnewood Energy Company, LLC	Delaware
7.	Wynnewood Refining Company, LLC	Delaware